EXHIBIT 99.1

                                       CONTACT: Ronald E. Hale, Jr.
                                                Consolidated Graphics, Inc.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                                Betsy Brod/Jonathan Schaffer
                                                Media:Merredith Ingram
                                                Morgen-Walke Associates, Inc.
                                               (212) 850-5600

FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS TO ACQUIRE TWO COMMERCIAL
                               PRINTING COMPANIES

     Houston, Texas - April 27, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today the signing of letters of intent to acquire two commercial printing companies: The Printery in Milwaukee, Wisconsin, and Westland Printers of Baltimore, Maryland. Terms of the transactions were not disclosed.

     The Printery has distinguished itself by providing its clients high-quality printing and outstanding customer service. Serving local and national clients, The Printery offers a diverse line of value-added products and services beginning with complete electronic prepress, up to eight-color press capability, and customized finishing that includes foil stamping, die-cutting and embossing. The company was founded in 1910 and is one of the leading printers in Milwaukee. Dick McMicken, who has been with The Printery for over 28 years, will continue in his current capacity as President.

     Westland Printers was founded in 1929 and is a full-service commercial printer providing a wide range of services to over 700 customers in the greater Washington and Baltimore area. The company has established a strong reputation with its customers by combining skill, ingenuity and craftsmanship with the best equipment available. Barbara Westland is an industry leader and currently serves as Chairwoman of the Council of Governors for the American Advertising Association. She will continue to lead the company's experienced and professional staff upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The addition of these two outstanding companies reinforces our leadership position within the industry and strengthens our presence in Milwaukee, Washington and Baltimore. Dick McMicken and Barbara Westland bring a wealth of talent and experience to Consolidated Graphics. We are very pleased to have them join our team."

                                 -MORE-

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CONSOLIDATED GRAPHICS TO ACQUIRE TWO COMMERCIAL PRINTING COMPANIES

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     Consolidated Graphics, Inc. is the fastest growing printing company in the
United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 54 companies with annualized revenues in excess of $600 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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